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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2007

KELLY SERVICES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-1088	38-1510762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

999 WEST BIG BEAVER ROAD, TROY, MICHIGAN 48084
(Address of principal executive offices)
(Zip Code)

(248) 362-4444
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Kelly Services, Inc. (the “Company”) today released financial information containing highlighted financial data for the three months and six months ended July 1, 2007. A copy of the press release is attached as exhibit 99.1 herein.

Item 2.05. Costs Associated with Exit or Disposal Activities

On July 23, 2007, the Chief Executive Officer of Kelly Services, Inc. authorized a restructuring plan for our Americas – Commercial branch operations. The plan is the result of management’s strategic review of operations in the U.S. which identified under-performing branch locations. The plan will result in the closure of approximately 40 branch locations. We expect that the plan will be completed no later than the fourth quarter of 2007.

We currently estimate that we will incur total pre-tax charges associated with these actions of approximately $2.0 million, including $1.2 million in facility exit costs, approximately $0.4 million of accelerated depreciation of leasehold and personal property in locations to be closed and $0.4 million in severance and other expenses. We expect that such charges will be recorded primarily in the third and fourth quarters of 2007 in accordance with generally accepted accounting principles. The total estimated expense of $2.0 million includes anticipated future cash expenditures of $1.6 million.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

      99.1    Press Release dated July 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KELLY SERVICES, INC.

Date: July 24, 2007

/s/ William K. Gerber
William K. Gerber

Executive Vice President and
Chief Financial Officer
(Principal Financial Officer)

Date: July 24, 2007

/s/ Michael E. Debs
Michael E. Debs

Senior Vice President and Corporate Controller
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 24, 2007